UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
August 21, 2015

Moody National REIT I, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55200	26-1812865
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6363 Woodway Drive, Suite 110

Houston, Texas 77057

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 21, 2015, Moody National REIT I, Inc. (the “Company”) originated a loan in the aggregate principal amount of $9,000,000 (the “Loan”) to Moody National DST Sponsor, LLC (“Borrower”), a Texas limited liability company and an affiliate of the Company’s sponsor and advisor. The Loan proceeds will be used by the Borrower solely to acquire a commercial real property located in Katy, Texas (the “Subject Property”). The Loan is evidenced by a promissory note.

The entire unpaid principal balance of the Loan and all accrued and unpaid interest thereon and all other amounts due under the Loan are due and payable in full on the earlier of (1) August 21, 2016, or (2) ten days following the sale of 100% of the equity ownership interests that are to be syndicated in the Subject Property. Interest on the outstanding principal balance of the Loan accrues at a fixed per annum rate equal to 12%, provided that in no event will the interest rate exceed the maximum rate permitted by applicable law. The Borrower will pay the Company an origination fee in the amount of $90,000 and an exit fee in the amount of $90,000 in connection with the Loan. The origination fee and the exit fee are due on the maturity date of the Loan, including any earlier prepayment date or accelerated maturity date of the Loan. The Loan may be prepaid in whole or part by the Borrower without penalty at any time upon prior written notice to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: August 26, 2015	By:	/s/ Brett C. Moody
Brett C. Moody Chief Executive Officer and President